SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
          13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)
                               (Amendment No. 1)*


                             Nittany Financial Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   65480R 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 25, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)


--------------------
* The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 pages

CUSIP No. 65480R 10 2                                          Page 2 of 5 Pages
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                                  Schedule 13G
                                  ------------


1.       Name of Reporting Person
         S.S. or I.R.S. Identification Number of above person (entities only):

                              David K. Goodman, Jr.
                              ---------------------

2.       Check the appropriate box if a member of a group*

                  N/A                                                   (a)  |_|
                                                                        (b)  |_|

3.       SEC Use Only

4.       Citizenship or Place of Organization: United States Citizen
                                               ---------------------

Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power:                                96,721
                                                           ------

6.       Shared Voting Power:                                   0
                                                           ------

7.       Sole Dispositive Power:                           96,721
                                                           ------

8.       Shared Dispositive Power:                              0
                                                           ------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         96,721
         ------

10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain
         Shares*           |_|

11.      Percent of Class Represented by Amount in Row 9: 8.5%
                                                          ---

12.      Type of Reporting Person*: IN
                                    --


                                * SEE INSTRUCTION

CUSIP No. 65480R 10 2                                          Page 3 of 5 Pages
          -----------

Item 1(a)         Name of Issuer:  Nittany Financial Corp.
                  --------------   ----------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                           116 East College Avenue
                           State College, Pennsylvania 16801
                           ---------------------------------

Item 2(a)         Name of Person Filing: David K. Goodman, Jr.
                  -------------------------------------------

Item 2(b)         Address of Person Filing:
                  ------------------------

                           2015 Ellis Avenue
                           Huntingdon, Pennsylvania 16652
                           ------------------------------

Item 2(c)         Citizenship: United States
                  -----------  -------------

Item 2(d)         Title of Class of Securities:  Common Stock
                  ----------------------------   ------------

Item 2(e)         CUSIP Number:   65480R 10 2
                  ------------    -----------

Item 3            Check whether the person filing is a:
                  ------------------------------------

Item 3(a)-(j) - Not Applicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

Item 4(a)         Amount Beneficially Owned: 96,721
                  -------------------------  ------

Item 4(b)         Percent of Class: 8.5%
                  ----------------  ----

Item 4(c)         Number of shares as to which such person has:
                  (i)       sole power to vote or to direct the vote     96,721*
                                                                         ------
                  (ii)      shared power to vote or to direct the
                            vote                                              0
                                                                         ------
                  (iii)     sole power to dispose or to direct the
                            disposition of                               96,721*
                                                                         ------
                  (iv)      shared power to dispose or to direct the
                            disposition of                                    0
                                                                         ------

          * The number of shares includes 7,511 shares that Mr. Goodman may acquire through the exercise of stock options within 60 days, for which Mr. Goodman does not presently have the power to vote.

CUSIP No. 65480R 10 2                                          Page 4 of 5 Pages
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Item 5            Ownership of Five Percent or Less of Class:
                  ------------------------------------------

                                 Not Applicable


Item 6            Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  ------

                                 Not Applicable


Item 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company.
                  ---------------

                                 Not Applicable


Item 8            Identification and Classification of Members of the
                  ---------------------------------------------------
                  Group.
                  -----

                                 Not Applicable


Item 9            Notice of Dissolution of Group.
                  ------------------------------

                                 Not Applicable


Item 10           Certification.
                  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 65480R 10 2                                          Page 5 of 5 Pages
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         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date: February 1, 2002                          /s/ David K. Goodman, Jr.
                                                -------------------------
                                                    David K. Goodman, Jr.